Exhibit (k)(3)(b)

AMENDMENT TO

BROKER-DEALER AGREEMENT

AMONG

REAL ESTATE INCOME FUND INC.,

BANKERS TRUST COMPANY

AND CITIGROUP GLOBAL MARKETS INC.

WHEREAS, the undersigned are the parties to the broker-dealer agreement, dated as of September 20, 2002, among Real Estate Income Fund Inc., a Maryland corporation (the “Fund”), Deutsche Bank Trust Company Americas, a New York corporation (the “Auction Agent”) (not in its individual capacity but solely as agent for the Fund, pursuant to authority granted to it in the Auction Agency Agreement, dated as of September 20, 2002, between the Fund and the Auction Agent) and Salomon Smith Barney Inc. (now Citigroup Global Markets Inc.) (the “Agreement”);

WHEREAS, the Fund wishes to issue an additional              shares of its Series M Taxable Auction Rate Preferred Shares;

WHEREAS, Section 5.7(a) of the Agreement provides in part that the Agreement may not be amended except by a written instrument signed by the parties thereto; and

WHEREAS, the undersigned wish to amend certain provisions of the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. The first paragraph of the recitals to the Agreement is hereby amended to read as follows:

“Whereas, the Fund issued 2,600 shares of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, designated Series M Taxable Auction Rate Preferred Shares (the “Initial Preferred Shares”) on September 30, 2002 pursuant to the Fund’s Articles Supplementary (as defined below) and issued an additional              shares of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, as Series M Taxable Auction Rate Preferred Shares pursuant to the Fund’s Articles Supplementary (as defined below) on                  , 2005 (the “Additional Preferred Shares” and, together with the Initial Preferred Shares, the “Preferred Shares.”)

2. The definition of Articles Supplementary in Section 1.2(a) of the Agreement is hereby amended to read as follows:

“(a) “Articles Supplementary” shall mean the Articles Supplementary Creating and Fixing the Rights of Series M Taxable Auction Rate Preferred Shares relating to the issuance of the Initial Preferred Shares, together with the subsequent Articles Supplementary Creating and Fixing the Rights of Series M Taxable Auction Rate Preferred Shares relating to the issuance of the Additional Preferred Shares, each as filed by the Fund in the office of the State Department of Assessments and Taxation of the State of Maryland.”

3. The definition of “Broker-Dealer Agreement” in Section 1.2(e) of the Agreement is hereby amended to read as follows:

“Broker-Dealer Agreement” shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer, as the same shall be amended from time to time.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of                  , 2005.

REAL ESTATE INCOME FUND INC.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Auction Agent

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title: